Exhibit 99.1

SiriusXM Reports Second Quarter 2025 Operating and Financial Results

•Second Quarter 2025 Revenue of $2.14 Billion
•Net Income of $205 Million; Diluted EPS of $0.57
•Adjusted EBITDA of $668 Million1
•Free Cash Flow of $402 Million1
•SiriusXM Reaffirms 2025 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – July 31, 2025 – SiriusXM today announced its second quarter 2025 operating and financial results, including revenue of $2.14 billion, a 2% decrease compared to the same period in 2024. Net income totaled $205 million compared to $354 million in the prior-year quarter. Earnings per diluted common share were $0.57, compared to $0.74 in the second quarter of 2024.

Adjusted EBITDA was $668 million in the second quarter of 2025, compared to $702 million in the same period last year. The year-over-year change reflects the effects of the modest revenue decline partially offset by disciplined cost management. The adjusted EBITDA margin for the second quarter of 2025 was 31%.

“Our renewed strategic focus continued to deliver this quarter,” said Jennifer Witz, Chief Executive Officer. “We achieved meaningful year-over-year subscriber improvements, signed exciting new content agreements, accelerated momentum in podcasting, and unlocked significant cost efficiencies. We’re seeing deeper engagement from our most loyal listeners, early traction from sustained strength across key performance metrics and operational improvements. We’re becoming a more focused, more flexible company—centered on delivering real and increasing value to our listeners and driving long-term growth for our business.”
“Our second-quarter results demonstrate the balance we’re achieving between disciplined cost control and strategic investment,” said Tom Barry, Chief Financial Officer. “We maintained a healthy EBITDA margin, generated strong free cash flow, and delivered significant cost savings—all while reallocating capital to areas with the greatest potential impact. These efforts are already contributing to improved subscriber trends, enhancing our performance and reinforcing our ability to navigate external headwinds. In addition, we returned $137 million to shareholders during the quarter, including $92 million in dividends and $45 million in share repurchases,” Barry added. “As we look ahead, we remain confident in our strategy and are on track to meet our full-year guidance.”

BUSINESS AND PROGRAMMING HIGHLIGHTS
From exclusive events and channels to live coverage of news-making moments and new agreements with some of the biggest personalities, it was another strong quarter for SiriusXM. This includes a new agreement with Stephen A. Smith, who will host both a live, daily sports show and a weekly political and culture program. The deal reinforces SiriusXM's leadership in sports audio, giving fans opportunities to interact and engage with one of the most prominent sports voices in the U.S.

Subscriber trends continued to improve, supported by roll out of new acquisition initiatives including automotive dealer three-year subscription programs, enhancements to used car owner data, expansion in EVs, and the Podcasts+ package, combined with continued low churn.
1 Non-GAAP financial measure. Refer to pg. 11 of this earnings release for a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures.

In the second quarter, podcasts were a strong performer, with revenue up nearly 50% in the second quarter 2025 compared to 2024. Growth was supported by expanded video and social monetization, alongside the addition of high-profile voices like Trevor Noah, who signed a multiyear deal to launch an original podcast spanning comedy, culture, and current events. Live shows such as SmartLess with John Mayer continued to boost engagement and branded opportunities.

In the second quarter, SiriusXM partnered with Narrativ to introduce AI-generated voice replicas in its AdMaker tool, enabling scalable, voice-talent-approved creative. The company also integrated with ad tech provider Innovid to enhance measurement and support more accurate marketing mix modeling (MMM), giving advertisers access to impression-level log data—on par with what’s available in video and display.

SEGMENT HIGHLIGHTS
Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Second Quarter 2025 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay subscribers decreased by approximately 68,000 in the second quarter of 2025, an improvement of 32,000 compared to the same period last year reflecting meaningful improvements in new acquisition programs, paired with continued low churn. Self-pay monthly churn of 1.5% in the second quarter of 2025 was driven by continued strong performance across cancel demand, non-pay, and vehicle-related deactivations. The company ended the quarter with approximately 33 million total subscribers. The total trial funnel grew to 7.6 million as of quarter-end, up from 7.4 million as of the end of both the first quarter of 2025 and the second quarter of 2024.

SiriusXM Revenue of $1.6 Billion
In the second quarter of 2025, SiriusXM recorded total revenue of $1.6 billion, representing a 2% decline compared to the same period in 2024. The decrease was driven by a $21 million reduction in subscriber revenue, reflecting a smaller average base of self-pay subscribers. Average Revenue Per User (ARPU) was $15.22 in the second quarter of 2025, roughly flat compared to $15.24 in the second quarter of 2024, reflecting an increase in self-pay subscribers on promotional plans, offset by rate increases on certain self-pay plans.

SiriusXM Gross Profit of $966 Million and Gross Margin of 60%
Total cost of services at SiriusXM was $648 million in the second quarter of 2025, a 1% decrease compared to the same period in the prior year. Gross profit totaled $966 million, down 2% from $986 million in the second quarter of 2024, resulting in a gross margin of 60%, consistent year-over-year.

Pandora and Off-Platform Second Quarter 2025 Segment Highlights

Pandora and Off-Platform Revenue of $524 Million
Pandora and Off-Platform revenue totaled $524 million in the second quarter of 2025, down 3% from $538 million in the prior-year period. The decline was primarily driven by a 6% reduction in subscriber revenue to $130 million and a 2% decrease in advertising revenue to $394 million. The decrease in subscriber revenue reflects a smaller subscriber base, partially offset by price increases on Pandora subscription plans. The advertising decline reflected reduced demand in music streaming and competitive pressures, partially offset by substantial year-over-year growth in podcast monetization. Pandora Plus and Pandora Premium ended the second quarter of 2025 with 5.7 million self-pay subscribers.

Pandora and Off-Platform Gross Profit of $154 Million
Total cost of services in the second quarter of 2025 increased by 3% to $370 million compared to $358 million in the prior year period, primarily driven by increase in revenue share. Gross profit during the quarter was $154 million, down 14% year-over-year, resulting in a gross margin of 29%. The decrease was primarily due to lower advertiser demand in streaming music, partially offset by higher gross profit generated from our podcasting business.

ADDITIONAL FINANCIAL HIGHLIGHTS
In the second quarter of 2025, SiriusXM’s subscriber acquisition costs (SAC) were $107 million, compared to $92 million in the same period in 2024. The increase was primarily driven by continued investment in high-quality subscriber acquisition channels and contractual changes with select automakers. SAC per installation in the second quarter of 2025 was $18.04, with the increase in support of SiriusXM’s strategic focus on expanding penetration, including encouraging adoption of 360L and our latest generation of most capable chipsets, and are part of the company’s broader strategy to optimize expenses across revenue share, data costs, and marketing.

Sales and marketing expenses decreased by 20% to $173 million, while product and technology costs fell by 20% to $48 million. General and administrative expenses increased by 23% to $124 million, reflecting higher legal expenses against a positive insurance recovery in the prior year period.

SiriusXM generated $402 million in free cash flow in the second quarter of 2025, an increase of $85 million, or 27% driven by timing of payments, lower capital expenditures, and the elimination of Liberty-level overhead.

In the second quarter of 2025, SiriusXM distributed $92 million through dividends and repurchased $45 million in shares, returning $137 million to shareholders. The company ended the second quarter of 2025 with a net debt-to-adjusted EBITDA ratio of 3.8 times and continues to prioritize disciplined capital allocation, targeting a long-term leverage ratio in the low-to-mid 3’s range.

2025 FULL-YEAR FINANCIAL GUIDANCE
The company reiterated its full-year 2025 guidance for revenue, adjusted EBITDA and free cash flow as follows:
•Total revenue of approximately $8.5 billion,
•Adjusted EBITDA of approximately $2.6 billion, and
•Free cash flow of approximately $1.15 billion.

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile these projected adjusted EBITDA and free cash flow to their most directly comparable financial measure under GAAP without unreasonable effort.

SECOND QUARTER 2025 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2025	2024	2025	2024
Revenue:
Subscriber revenue	$1,629	$1,658	$3,231	$3,338
Advertising revenue	432	443	826	845
Equipment revenue	46	47	87	97
Other revenue	31	30	62	60
Total revenue	2,138	2,178	4,206	4,340
Operating expenses:
Cost of services:
Revenue share and royalties	722	708	1,409	1,411
Programming and content	151	148	304	305
Customer service and billing	111	108	223	224
Transmission	45	57	95	115
Cost of equipment	2	2	4	5
Subscriber acquisition costs	107	92	207	182
Sales and marketing	185	228	375	457
Product and technology	56	71	129	157
General and administrative	166	116	288	240
Depreciation and amortization	121	156	265	311
Impairment, restructuring and other costs	107	21	155	53
Total operating expenses	1,773	1,707	3,454	3,460
Income from operations	365	471	752	880
Other income (expense), net
Interest expense	(116)	(126)	(233)	(255)
Other income, net	15	85	14	114
Total other expense	(101)	(41)	(219)	(141)
Income before income taxes	264	430	533	739
Income tax expense	(59)	(76)	(124)	(144)
Net income	$205	$354	$409	$595
Less net income attributable to noncontrolling interests	—	50	—	92
Net income attributable to Sirius XM Holdings Inc.	$205	$304	$409	$503
Net income per common share:
Basic	$0.61	$1.05	$1.21	$1.76
Diluted	$0.57	$0.74	$1.16	$1.37
Weighted average common shares outstanding:
Basic	338	338	338	338
Diluted	357	378	357	375
Dividends declared per common share	$0.27	$0.266	$0.54	$0.532

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$92	$162
Receivables, net	662	676
Related party current assets	24	21
Prepaid expenses and other current assets	267	290
Total current assets	1,045	1,149
Property and equipment, net	2,146	2,109
FCC licenses	8,610	8,610
Other intangible assets, net	1,517	1,579
Goodwill	12,390	12,390
Equity method investments	1,002	1,043
Other long-term assets	616	641
Total assets	$27,326	$27,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,160	$1,284
Accrued interest	170	172
Current portion of deferred revenue	1,033	1,050
Current maturities of debt	61	61
Other current liabilities	47	48
Related party current liabilities	99	116
Total current liabilities	2,570	2,731
Long-term deferred revenue	87	82
Long-term debt, including $596 and $594 measured at fair value, respectively	10,136	10,314
Deferred tax liabilities	2,186	2,220
Other long-term liabilities	1,018	1,100
Total liabilities	15,997	16,447
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 337 and 339 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Accumulated other comprehensive loss, net of tax	(48)	(46)
Additional paid-in capital	—	—
Treasury stock, at cost; 26 thousand shares of common stock at each of June 30, 2025 and December 31, 2024	(1)	(1)
Retained earnings	11,378	11,121
Total stockholders’ equity	11,329	11,074
Total liabilities and stockholders’ equity	$27,326	$27,521

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in millions)	2025	2024
Cash flows from operating activities:
Net income	$409	$595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	265	311
Non-cash impairment and restructuring costs	109	1
Non-cash interest expense, net of amortization of premium	9	8
Realized and unrealized gains on financial instruments, net	(4)	(100)
Share of losses of equity method investments, net	59	57
Share-based payment expense	97	96
Deferred income tax benefit	(34)	(33)
Amortization of right-of-use assets	21	24
Other charges, net	19	28
Changes in operating assets and liabilities:
Receivables and other assets	(5)	24
Deferred revenue	(12)	(72)
Payables and other liabilities	(145)	(186)
Net cash provided by operating activities	788	753
Cash flows from investing activities:
Additions to property and equipment	(334)	(347)
Other investing activities, net	(63)	(203)
Net cash used in investing activities	(397)	(550)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(16)	(23)
Revolving credit facility borrowings	797	1,352
Revolving credit facility repayments	(797)	(1,002)
Repayments of long-term borrowings	(192)	(603)
Common stock repurchased and retired	(70)	—
Dividends paid	(183)	(34)
Other financing activities, net	—	(4)
Net cash used in financing activities	(461)	(314)
Net decrease in cash, cash equivalents and restricted cash	(70)	(111)
Cash, cash equivalents and restricted cash at beginning of period (1)	170	315
Cash, cash equivalents and restricted cash at end of period (1)	$100	$204
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of June 30,
(in millions)	2025	2024
Cash and cash equivalents	$92	$188
Restricted cash included in Prepaid expenses and other current assets	—	8
Restricted cash included in Other long-term assets	8	8
Total cash, cash equivalents and restricted cash at end of period	$100	$204

Unaudited Results
Set forth below are our results of operations for the three and six months ended June 30, 2025 compared with the three and six months ended June 30, 2024. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2025 vs 2024 Change
					Three Months		Six Months
(in millions)	2025	2024	2025	2024	Amount	%	Amount	%
Revenue
SiriusXM:
Subscriber revenue	$1,499	$1,520	$2,969	$3,067	$(21)	(1)%	$(98)	(3)%
Advertising revenue	38	43	77	83	(5)	(12)%	(6)	(7)%
Equipment revenue	46	47	87	97	(1)	(2)%	(10)	(10)%
Other revenue	31	30	62	60	1	3%	2	3%
Total Sirius XM revenue	1,614	1,640	3,195	3,307	(26)	(2)%	(112)	(3)%
Pandora and Off-platform:
Subscriber revenue	130	138	262	271	(8)	(6)%	(9)	(3)%
Advertising revenue	394	400	749	762	(6)	(2)%	(13)	(2)%
Total Pandora and Off-platform revenue	524	538	1,011	1,033	(14)	(3)%	(22)	(2)%
Total revenue	2,138	2,178	4,206	4,340	(40)	(2)%	(134)	(3)%
Cost of services
SiriusXM:
Revenue share and royalties	391	391	770	786	—	—%	(16)	(2)%
Programming and content	128	127	257	260	1	1%	(3)	(1)%
Customer service and billing	90	86	183	182	4	5%	1	1%
Transmission	37	48	78	96	(11)	(23)%	(18)	(19)%
Cost of equipment	2	2	4	5	—	—%	(1)	(20)%
Total Sirius XM cost of services	648	654	1,292	1,329	(6)	(1)%	(37)	(3)%
Pandora and Off-platform:
Revenue share and royalties	331	317	639	625	14	4%	14	2%
Programming and content	13	12	28	28	1	8%	—	—%
Customer service and billing	19	21	37	40	(2)	(10)%	(3)	(8)%
Transmission	7	8	14	16	(1)	(13)%	(2)	(13)%
Total Pandora and Off-platform cost of services	370	358	718	709	12	3%	9	1%
Total cost of services	1,018	1,012	2,010	2,038	6	1%	(28)	(1)%
Subscriber acquisition costs	107	92	207	182	15	16%	25	14%
Sales and marketing	173	217	349	434	(44)	(20)%	(85)	(20)%
Product and technology	48	60	111	134	(12)	(20)%	(23)	(17)%
General and administrative	124	101	232	212	23	23%	20	9%
Depreciation and amortization	121	156	265	311	(35)	(22)%	(46)	(15)%
Impairment, restructuring and other costs	107	21	155	53	86	410%	102	192%
Legal settlements and reserves	28	—	28	—	28	nm	28	nm
Share-based payment expense (1)	47	48	97	96	(1)	(2)%	1	1%
Total operating expenses	1,773	1,707	3,454	3,460	66	4%	(6)	—%
Income from operations	365	471	752	880	(106)	(23)%	(128)	(15)%
Other income (expense), net
Interest expense	(116)	(126)	(233)	(255)	10	8%	22	9%
Other income, net	15	85	14	114	(70)	(82)%	(100)	(88)%
Total other expense	(101)	(41)	(219)	(141)	(60)	(146)%	(78)	(55)%
Income before income taxes	264	430	533	739	(166)	(39)%	(206)	(28)%
Income tax expense	(59)	(76)	(124)	(144)	17	22%	20	14%
Net income	$205	$354	$409	$595	$(149)	(42)%	$(186)	(31)%

Adjusted EBITDA	$668	$702	$1,297	$1,352	$(34)	(5)%	$(55)	(4)%

Gross Profit - SiriusXM	$966	$986	$1,903	$1,978	$(20)	(2)%	$(75)	(4)%
Gross Margin % - SiriusXM	60%	60%	60%	60%	—%	—%	—%	—%
Gross Profit - Pandora and Off-platform	$154	$180	$293	$324	$(26)	(14)%	$(31)	(10)%
Gross Margin % - Pandora and Off-platform	29%	33%	29%	31%	(4)%	(12)%	(2)%	(6)%

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(1)    Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Programming and content - SiriusXM	$9	$8	$17	$15
Customer service and billing - SiriusXM	2	1	3	2
Transmission - SiriusXM	1	1	2	3
Programming and content - Pandora and Off-platform	1	1	2	2
Transmission - Pandora and Off-platform	—	—	1	—
Sales and marketing	12	11	26	23
Product and technology	8	11	18	23
General and administrative	14	15	28	28
Total share-based payment expense	$47	$48	$97	$96

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in SiriusXM’s subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of June 30, 2025 compared to June 30, 2024:

	As of June 30,		2025 vs 2024 Change
(subscribers in thousands)	2025	2024	Amount	%
SiriusXM
Self-pay subscribers	31,275	31,484	(209)	(1)%
Paid promotional subscribers	1,522	1,773	(251)	(14)%
Ending subscribers	32,797	33,257	(460)	(1)%
Sirius XM Canada subscribers	2,521	2,586	(65)	(3)%

Pandora and Off-platform
Monthly active users - all services	42,684	45,129	(2,445)	(5)%
Self-pay subscribers	5,706	5,951	(245)	(4)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2025 and 2024. We believe these Non-GAAP financial and operating performance measures provide useful information to investors regarding our financial condition and results of operations. We believe these Non-GAAP financial and operating performance measures may be useful to investors in evaluating our core trends because they provide a more direct view of our underlying costs. We believe investors may use our adjusted EBITDA to estimate our current enterprise value and to make investment decisions. We believe free cash flow provides useful supplemental information to investors regarding our cash available for future subscriber acquisitions and capital expenditures, to repurchase or retire debt, to acquire other companies and our ability to return capital to stockholders. By providing these Non-GAAP financial and operating performance measures, together with the reconciliations to the most directly comparable GAAP measure (where applicable), we believe we are enhancing investors' understanding of our business and our results of operations.

Our Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or superior to, our reported results prepared in accordance with GAAP. In addition, our Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2025 vs 2024 Change
					Three Months		Six Months
(subscribers in thousands)	2025	2024	2025	2024	Amount	%	Amount	%
SiriusXM
Self-pay subscribers	(68)	(100)	(371)	(458)	32	32%	87	19%
Paid promotional subscribers	2	(73)	(58)	(160)	75	103%	102	64%
Net additions	(66)	(173)	(429)	(618)	107	62%	189	31%
Weighted average number of subscribers	32,735	33,290	32,828	33,419	(555)	(2)%	(591)	(2)%
Average self-pay monthly churn	1.5%	1.5%	1.5%	1.6%	—%	—%	(0.1)%	(6)%
ARPU (1)	$15.22	$15.24	$15.04	$15.30	$(0.02)	—%	$(0.26)	(2)%
SAC, per installation	$18.04	$13.85	$18.43	$13.20	$4.19	30%	$5.23	40%

Pandora and Off-platform
Weighted average number of subscribers	5,676	5,944	5,701	5,971	(268)	(5)%	(270)	(5)%
Ad supported listener hours (in billions)	2.58	2.60	4.93	5.08	(0.02)	(1)%	(0.15)	(3)%
Advertising revenue per thousand listener hours (RPM)	$85.97	$98.99	$86.57	$95.03	$(13.02)	(13)%	$(8.46)	(9)%

Total Company
Adjusted EBITDA	$668	$702	$1,297	$1,352	$(34)	(5)%	$(55)	(4)%
Free cash flow	$402	$317	$458	$405	$85	27%	$53	13%

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(1)    ARPU for SiriusXM excludes subscriber revenue from our connected vehicle services of $42 and $41 for the three months June 30, 2025 and 2024, respectively, and $84 and $82 for the six months ended June 30, 2025 and 2024, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income:	$205	$354	$409	$595
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	28	—	28	—
Former Parent operating costs	—	6	—	12
Impairment, restructuring and other costs	107	21	155	53
Share-based payment expense	47	48	97	96
Depreciation and amortization	121	156	265	311
Interest expense	116	126	233	255
Other income, net	(15)	(85)	(14)	(114)
Income tax expense	59	76	124	144
Adjusted EBITDA	$668	$702	$1,297	$1,352

Reconciliation of Free Cash Flow:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Cash Flow information
Net cash provided by operating activities	$546	$489	$788	$753
Net cash used in investing activities	(162)	(196)	(397)	(550)
Net cash used in financing activities	(419)	(241)	(461)	(314)
Free Cash Flow
Net cash provided by operating activities	546	489	788	753
Additions to property and equipment	(145)	(173)	(334)	(347)
Sales (purchases) of other investments	1	1	4	(1)
Free cash flow (1)	$402	$317	$458	$405
(1)Compared to Old Sirius’s (as defined in our Quarterly Report on Form 10-Q for the period ended June 30, 2025) free cash flow, the cash flow for Sirius XM Holdings is impacted by the additional interest payments related to Liberty Media’s debt attributed to SplitCo (as defined in our Quarterly Report on Form 10-Q for the period ended June 30, 2025) as well as corporate costs.

Reconciliation of SAC, per installation:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Subscriber acquisition costs, excluding connected vehicle services	$107	$92	$207	$182
Less: margin from sales of radios and accessories, excluding connected vehicle services	(44)	(45)	(83)	(92)
	$63	$47	$124	$90
Installations (in thousands)	3,519	3,498	6,775	6,895
SAC, per installation (a)	$18.04	$13.85	$18.43	$13.20
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc
SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 160 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All capitalized terms herein shall have the meaning attributable to them in our Quarterly Report on Form 10-Q for the period ended June 30, 2025.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; the imposition of tariffs by the United States government could have a major effect on the United States auto industry, which SiriusXM is dependent upon as a material source of new subscribers; failure of our satellites would significantly damage our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue, our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and environmental, social and governance expectations and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class actions and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2024, which is filed with the Securities and Exchange Commission (the "SEC")

and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com